Exhibit (c)(15)

P.Virgil – Process Update January 24, 2025

Process dialogue summary

Party[1]	Key Contacts	Advisors Call	Financial DD Call	Strategy DD Call	Product / Tech DD Call	Follow-Up Info Requests?	VDR	Consultants / Advisors	Status Notes
	REDACTED	-	1/23	1/24	-	1/23	Active	-	• Held financial diligence calls on 1/23 and shared brief set of follow-up data clarification questions
	REDACTED	-	-	-	-	No	Active	-	• REDACTED accessed dataroom for first time on 1/21 • REDACTED called Mike (1/21 or 1/22) saying that REDACTED is active doing work in the background even if they have not yet been highly visible as it relates to diligence of VDR files or follow-up management calls
	REDACTED	-	-	-	-	No	Active	-	• Advisors followed up on 1/21 regarding scheduling DD sessions
	REDACTED	1/22	1/23	1/24	-	1/20, 1/22	Active	-	• Held financial diligence call with CFO (1/23) and strategy diligence call with CEO (1/24) • Advisors held data Q&A call on 1/22 • Advisors and the Company are actively working on responses to open information requests
	REDACTED	-	1/22	-	-	1/18	Active	-	• Held financial diligence call on 1/22 • Advisors provided responses on 1/20 to REDACTED follow-up questions / requests submitted on 1/18
TPG	• John Flynn, Partner • Ankush Sharda, Principal	1/20	1/22	1/24	1/27	1/18, 1/20, 1/23	Active	• Bain – market, growth • Deloitte – acct / tax • West Monroe – IT	• Upcoming calls / meetings include Product / Tech call scheduled for 1/27 and then in-person meetings in Charlotte on 1/29 • TPG provided list of high-priority requests on 1/23 that Advisors and the Company are actively working to address

(1) Parties shown excludes REDACTED who communicated on 1/22 that they are passing

2